UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Valeant Pharmaceuticals International

(Exact name of registrant as specified in its charter)

Delaware	33-0628076

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Enterprise Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: __________ (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights)	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     On June 5, 2008, Valeant Pharmaceuticals International, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of November 2, 1994, as amended by Amendment No. 1 to the Rights Agreement, dated as of October 5, 2004 (“Amendment No. 1”, and as so amended, the “Rights Agreement”).
     Amendment No. 2 amends the Rights Agreement to exempt an “Institutional Investor” owning less than 20% of the Company’s then-outstanding Common Stock from being an “Acquiring Person” under the Rights Agreement. Amendment No. 2 defines an “Institutional Investor” as a person principally engaged in the business of investing funds who acquires the Common Stock of the Company in the ordinary course of its business, so long as such person, without the prior consent of the Company’s Board of Directors, does not (i) make or in any way participate in any solicitation of proxies to vote, or attempt to advise or influence any person with respect to the voting of, any voting securities of the Company, or publicly announce any intention with respect to any of the foregoing, (ii) make any public announcement with respect to a proposal for, or offer of any merger, business combination, tender offer, exchange offer, recapitalization, reorganization, purchase of a material portion of the assets or properties of the Company or other similar extraordinary transaction involving the Company or its securities, or (iii) form, join or in any way participate in a group with respect to any securities of the Company or otherwise in connection with any of the foregoing. Except to the extent expressly modified by Amendment No. 2, the Rights Agreement, as previously amended by Amendment No. 1, remains in full force and effect in all respects.
     A copy of the Rights Agreement was previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form 8-A filed on November 10, 1994, and incorporated herein by reference. A copy of Amendment No. 1 was previously filed as Amendment No. 3 to the Company’s Registration Statement on Form 8-A/A filed on October 6, 2004, and is incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by the full text of Amendment No. 2 which is attached hereto as Exhibit 4.3 and incorporated herein by reference.
Item 2. Exhibits.
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed by the Company on November 12, 2003).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated February 25, 2008, filed by the Company on February 25, 2008).

4.1	Form of Rights Agreement, dated as of November 2, 1994, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A, filed by the Company on November 10, 1994).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 5, 2004, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Company’s Registration Statement on Form 8-A/A, filed by the Company on October 6, 2004).

4.3	Amendment No. 2 to Rights Agreement, dated as of June 5, 2008, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Eileen C. Pruette
Eileen C. Pruette
Executive Vice President, General Counsel

Dated: June 5, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended September 30, 2003, filed by the Company on November 12, 2003).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated February 25, 2008, filed by the Company on February 25, 2008).

4.1	Form of Rights Agreement, dated as of November 2, 1994, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A, filed by the Company on November 10, 1994).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 5, 2004, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Company’s Registration Statement on Form 8-A/A, filed by the Company on October 6, 2004).

4.3	Amendment No. 2 to Rights Agreement, dated as of June 5, 2008, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.